Exhibit 10.1

Simeon Salzman

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VIA EMAIL

Dear Sim:

Gryphon Digital Mining, Inc. (the “Company”), is pleased to offer you continuing employment on the following terms through November 15, 2024 (the “Employment End Date”). Except to the extent provided herein, this letter agreement (i) replaces and supersedes in its entirety the Executive Employment Agreement between you and the Company dated June 19, 2023 (the “Employment Agreement”) and (ii) replaces and supersedes all other prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitutes the complete agreement between you and the Company from the date set forth above regarding the subject matter set forth herein.

1.	Continuing Employment as Chief Financial Officer.

(a)	Your title will continue to be Chief Financial Officer of the Company, and you will report solely and directly to the Company’s Chief Executive Officer. You will continue as Chief Financial Officer of the Company through the Employment End Date. While you continue in this executive officer role, you shall perform such duties, render such services and have such authority and responsibilities commensurate with the position of Chief Financial Officer of similarly situated public companies. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. You confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from continuing to perform your duties for the Company, and that you are willing to and able to assist the Company in complying with applicable requirements arising from your employment.

(b)	For your services as Chief Financial Officer through the Employment End Date, the Company will continue to pay you a salary at the annualized rate of $200,000 per year, payable in accordance with the Company’s standard payroll schedule. In addition, you will be eligible to receive a bonus of up to 50% of your base salary on an annualized basis and will be pro-rated for any partial year of service. Any such bonus will be awarded based on objective or subjective criteria established by the Company’s Chief Executive Officer following consultation with you. Any bonus for a fiscal year will be paid, to the extent earned, within 74 days after the close of that fiscal year. The determinations of the Company’s Board of Directors with respect to your bonus will be final and binding.

(c)	As a regular employee of the Company, you will continue to be eligible to participate in Company-sponsored benefits provided to employees through the Employment End Date. In addition, through the Employment End Date, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time, and reimbursement of reasonable business expenses pursuant to the Company’s policy, as in effect from time to time. Following the Employment End Date, you will no longer be eligible to participate in any Company compensation programs or benefit plans.

(d)	Any Company equity awards that you hold as of the date hereof and that are unvested will continue to vest through the Employment End Date. Any such equity awards that remain unvested as of the Employment End Date will be immediately forfeited for no consideration.

2.	Non-Competition Agreement. You acknowledge and agree that you entered into a Non-Competition Agreement with the Company as of June 19, 2023 (the “Non-Competition Agreement”), as part of your Employment Agreement. You further acknowledge and agree that from the date hereof through the Employment End Date, the Non-Competition Agreement shall remain in full force and effect. If (i) you remain in continuous employment with the Company from the date hereof through the Employment End Date and are not terminated for Cause during such period, and (ii) you execute and do not revoke a general release of claims in favor of the Company on a form provided by the Company (the “Release”), the Company shall agree to cancel your Non-Competition Agreement effective as of the first date the Release is no longer revocable. Provided, however, that this letter agreement shall not be construed as a waiver or impairment of any existing or future defenses to the enforcement of the Non-Competition Agreement should any issue arise in the future.

3.	Indemnification. You will continue to be (i) indemnified pursuant to the indemnification provisions in the Company’s charter and bylaws, and (ii) covered under the Company’s director’s and officer’s liability insurance policy in amounts and coverages that are the same as those provided to the other senior executive officers or members of the Board of Directors, as applicable, of the Company from time to time until all applicable statutes of limitations expire in respect of any claims that may be asserted against you.

4.	Employment Relationship. Employment with the Company is for no specific period of time and under no circumstances shall employment under this letter agreement extend past November 15, 2024. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

5.	Payments Upon Termination of Employment. In the event of a termination of your employment for any reason, the Company shall pay or provide you (or your beneficiary or, if you have not selected a beneficiary, your estate, in the event of your death) (i) any base salary or other compensation earned but not paid to you prior to the effective date of such termination, (ii) any business expenses pursuant to the Company’s policy that remain unreimbursed as of the date of termination, (iii) if such termination occurs after the end of the fiscal year but before the date annual bonuses are payable to senior executives, payment of your annual bonus, if any, earned for such year at such time as such annual bonuses are generally paid to other senior executives of the Company, and (iv) any payments, benefits, or entitlements which are vested, fully and unconditionally earned or due pursuant to this letter agreement or any Company plan, policy, program or arrangement. You agree that upon your termination of employment, you are not entitled to any compensation or other benefit from the Company other than what is stated in this Section 5.

6. Tax Matters.

(a)	Withholding. All forms of compensation referred to in this letter agreement are subject to applicable withholding and payroll taxes and other deductions required by law.

(b)	Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

(c)   Section 409A. Notwithstanding anything herein to the contrary, this letter agreement and any other agreement are intended to be interpreted and applied so that the payments and benefits set forth herein and therein shall either be exempt from the requirements of Code Section 409A, or shall comply with the requirements of Code Section 409A and, accordingly, the parties hereto agree that the payments and benefits set forth herein and therein comply with or are exempt from the requirements of Code Section 409A and agree not to take any position, and to cause their agents, affiliates, accountants, successors and assigns not to take any position, inconsistent with such interpretation for any reporting purposes, whether internal or external. Each installment of the fees or other payments provided under this letter agreement (if any) shall be treated as a “separate payment” for purposes of Code Section 409A. Notwithstanding any other provision of this letter agreement to the contrary, if you are a “specified employee” within the meaning of Code Section 409A, and a payment or benefit provided for in this letter agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after your “separation from service” (within the meaning of Code Section 409A), then such payment or benefit required under this letter agreement shall not be paid (or commence) during the six (6) month period immediately following your separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six (6) month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to you in a lump-sum cash payment on the earlier of (i) the first regular payroll date of the seventh (7th) month following your separation from service or (ii) the tenth (10th) day following your death.

7. Interpretation, Amendment and Enforcement.

(a)	Complete Agreement. This letter agreement and all exhibits hereto supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company (other than you).

(b)	Governing Law. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by New York law, excluding laws relating to conflicts or choice of law. The state and federal courts in New York shall be the exclusive venues for the adjudication of all disputes arising out of this letter agreement, and the parties consent to the exercise of personal jurisdiction over them in any such adjudication and hereby waive any and all objections and defenses to the exercise of personal jurisdiction.

8.	Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

(a)	“Cause” means your: (i) commission of a felony or crime involving fraud, theft or embezzlement, (ii) commission of theft, fraud or falsifying records related to your performance of duties for the Company, (iii) refusal to obey and perform the lawful and reasonable directives of the Company’s CEO, (iv) refusal to perform reasonably assigned duties, (v) exposing the Company to material damages or criminal liabilities through gross negligence, willful misconduct or knowing violation of Company policy, or (vi) material breach of any agreement with the Company. Termination of your employment shall not be deemed to be for Cause unless and until the Company delivers to you written notice that you have engaged in the conduct described in any of (i) - (vi) above. Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, you shall have fifteen (15) days from the delivery of written notice by the Company within which to cure any acts constituting Cause. The Company may place you on paid leave for up to sixty (60) days while it is determining whether there is a basis to terminate your employment for Cause.

(b)	“Code” means the Internal Revenue Code of 1986, as amended.

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[Signature Page Follows]

You may indicate your agreement with these terms and accept this offer by signing and dating below and returning to me.

Very truly yours,

Gryphon Digital Mining, Inc.

By:	/s/ Robby Chang
Name:	Robby Chang
Title:	Chief Executive Officer, President, and Director

I have read, understand, and accept this offer of continuing employment.

/s/ Simeon Salzman

Simeon Salzman

Date: August 2, 2024

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